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                 SHARED FUNDING AGREEMENT FOR SEPARATE ACCOUNTS


1.0    SHARED FUNDING AGREEMENT

       1.1 This Agreement, dated as of February 28, 2001, between Mutual of America Life Insurance Company, a New York mutual life insurance corporation with principal offices at 320 Park Avenue, New York, NY 10022 ("Mutual"), and Calvert Distributors, Inc., with principal offices at 4550 Montgomery Avenue, Bethesda, Maryland 20814 ("Calvert"), which serves as principal underwriter to Calvert Variable Series, Inc., a registered investment company (the "Fund").

       1.2 Mutual has requested that the Shared Funding Agreement for Separate Account No. 2, dated November 7, 1990, between Mutual and Calvert, as subsequently amended to include Mutual's indirect, wholly owned subsidiary, The American Life Insurance Company of New York ("American Life") as a party, be amended and restated as of the date of sale of American Life by Mutual.

       1.3 In consideration of the promises, representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the transactions contemplated hereby and the mode of carrying the same into effect, and intending to be legally bound, Mutual and Calvert agree to the provisions set forth below.

2.0    THE VARIABLE CONTRACTS AND THE SEPARATE ACCOUNTS

       2.1 Mutual shall maintain variable annuity contracts and variable life insurance policies (such contracts and policies, the "Contracts") designed to provide, under current law, the benefits of a tax-deferred accumulation of income for retirement and other purposes and/or life insurance protection.

       2.2 Purchase payments for Contracts may be allocated to Mutual's Separate Accounts No. 1, No. 2 and No. 3, and to such additional Mutual separate accounts specified by Mutual from time to time by written notice to Calvert (the "Separate Accounts"), each a "separate account" established under New York Insurance Law and each Separate Account registered with the Securities and Exchange Commission (the "SEC") as a unit investment trust under the Investment Company Act of 1940 ("1940 Act") when required by federal securities laws, which Separate Accounts invest in shares of open-end management investment companies.

       2.3 One of the open-end management companies is the Fund, an open-end management investment company with separate portfolios, registered under the 1940 Act. Each portfolio is a separate investment portfolio with distinct investment objectives.

       2.4 Mutual will offer one of the portfolios of the Fund, specifically the Calvert Social Balanced Portfolio (the "Portfolio"), through the Separate Accounts to its policy and contract owners and, where applicable, their participants (together, "Contract Owners").

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       2.5 Mutual will use the name "Calvert Social Balanced Fund" with respect to the Separate Accounts, the name "Calvert Variable Series, Inc." with respect to the Fund and the names "Calvert" or "Calvert Social Balanced Portfolio" where appropriate in its marketing and sales literature when referring to investments in the Portfolio.

       2.5.1 Mutual will use its best efforts to market and promote its Contracts.

       2.5.2 In marketing its Contracts, Mutual will comply with all applicable state and federal laws. Mutual and its agents shall make no representations or warranties concerning the Fund or Portfolio shares except those contained in the then current prospectuses of the Fund and in the Fund's current printed sales literature. Copies of all advertising and sales literature describing or concerning the Fund which is prepared by Mutual or its agents for use in marketing its Contracts will be sent to Calvert for approval prior to use. Calvert will give its approval or comments as soon as is reasonably practical, but in no event later than 7 business days after receipt. Mutual shall be responsible for compliance with any state or federal filing or review requirements concerning advertising and sales literature.

       2.5.3 Mutual and its agents will not oppose voting recommendations from Calvert or the Fund's Board of Directors or interfere with the solicitation of proxies for the Fund shares held by Mutual for Contract Owners, unless Mutual deems such recommendations detrimental to it or to its Contract Owners. Calvert agrees to prepare and print any proxy statements required for the Fund's shareholder meetings, and to provide sufficient number of copies of such proxy statements to Mutual. Mutual agrees to timely distribute such proxy statements to its Contract Owners. Mutual agrees to provide pass-through voting privileges to all Contract Owners and to assure that its Separate Accounts participating in the Fund calculate voting privileges in a manner consistent with all other separate accounts of any insurance company investing in the Fund, as required by the exemptive order referenced in Section
              3.2.3 of this Agreement.

       2.5.4 Mutual will be responsible for reporting to the Fund's Board of Directors any potential or existing conflicts among the interests of the Contract Owners of all its Separate Accounts investing in the Fund, and to assist the Board by providing it with all information reasonably necessary for the Board to consider any issues raised. Mutual will be responsible for taking remedial action as may be necessary with respect to its Separate Accounts in the event of a Board determination of an irreconcilable material conflict and to bear the cost of such remedial action. Other relevant insurance companies will be responsible for taking similar remedial action with respect to their respective separate accounts and will bear the costs of such actions.

       2.6 Mutual will bear the costs of, and have the primary responsibility for:


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       2.6.1  Registering the Contracts and the Separate Accounts with the
              Commision when required;

       2.6.2 Developing all policy forms, application forms, confirmations and other administrative forms or documents and filing such of these as are necessary to comply with the requirements of all insurance laws and regulations in each state in which the Contracts are offered;

       2.6.3 Administration of the Contracts and the Separate Accounts, including all Contract Owner service and communication activities;

       2.6.4 Preparing and approving all marketing and sales literature involving the sale of the Contracts under which allocations may be made to Separate Account funds that invest in shares of the Portfolio;

       2.6.5 Printing (from camera ready copy provided to Mutual by Calvert) and distributing to Contract Owners copies of the current prospectuses, statements of additional information (as requested by Contract Owners) and periodic reports for the Separate Accounts and the Fund. Mutual is hereby authorized to reproduce in any manner whatsoever, at a cost borne by Mutual, the Portfolio prospectus, statement of additional information, and annual and semi-annual reports;

       2.6.6 Preparing and filing any reports or other filings as may be required under state insurance laws or regulations with respect to the Contracts or Separate Accounts;

       2.6.7 Providing Calvert with any and all amendments to the registration statement of the Separate Accounts as they are filed with the SEC, and when such registration statement references the Portfolio, the Fund or Calvert, providing Calvert an opportunity to comment on same prior to the effective date.

3.0    THE PORTFOLIO

       3.1 The Fund and Calvert shall make available shares of the Portfolio as an underlying investment medium for the Contracts.

       3.2 The Fund shall bear the costs of, and shall have, or shall cause the Fund and the Portfolio to assume, the primary responsibility for:

              3.2.1 Registering the Fund with the SEC, including a separate prospectus for the Portfolio that does not reference the other portfolios of the Fund. The costs of printing and distributing such prospectus to Contract Owners shall be borne by Mutual as provided in Section 2.6.5 above;

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              3.2.2  Preparing, producing and maintaining the effectiveness of such registration statements for the Fund as are required under federal and state securities law, and clearing such registration statements through the SEC and pursuant to the securities laws and regulations in each state in which the contracts are offered;

              3.2.3 Maintaining and complying with the terms of an order for exemptive relief pursuant to which the SEC granted appropriate exemptive relief from the relevant provisions of the 1940 Act to permit Mutual and other insurance companies to utilize the Fund as an underlying investment medium for their variable annuity and variable life insurance contracts;

              3.2.4 Operating and maintaining the Fund in accordance with applicable law, including the diversification standards of the Internal Revenue Code of 1986 applicable to variable annuity contracts;

              3.2.5 Preparing and filing any reports or other filings as may be required with respect to the Fund under federal or state securities laws;

              3.2.6 Using its best efforts to provide Mutual with the daily net asset values of the Portfolio by 5:00 p.m. Eastern Time on each day the New York Stock Exchange is open (or within one hour after closing on each day the New York Stock Exchange closes early);

              3.2.7 Providing Mutual with camera-ready copy necessary for the printing of the periodic shareholder reports and the prospectus for the Portfolio;

              3.2.8 Providing Mutual with monthly performance data by the 6th business day after the close of a month and with such information and data related to the portfolio characteristics, holdings, and performance of the Portfolio, as may reasonably be requested from time to time;

              3.2.9 Informing Mutual in writing whenever the Portfolio declares an income dividend or a capital gain distribution, specifying the amount per unit, the declaration date, the ex-dividend date, and the payment date.

              3.2.10 Providing Mutual with drafts of financial statements
                     (semi-annual and annual) no later than 4 weeks after the close of June 30 and December 31, respectively; and

              3.2.11 Providing Mutual with any and all amendments to the Fund's registration statement and financial statements as they are filed with the SEC, and where such registration statement references Mutual, providing Mutual an opportunity to comment on same prior to the effective date and providing such material on a timely basis for inclusion in any federal or state securities law filing of Mutual's Separate Accounts.


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       3.3 The Fund or Calvert shall maintain records in accordance with the
       1940 Act and other statutes, rules and regulations applicable to the Fund's operation in connection with the performance of its duties. Mutual shall have the right to access such records, upon reasonable notice and during business hours, in order to respond to regulatory requirements, inquiries, complaints or judicial proceedings. Fund and Calvert records of all transactions with respect to the Contracts shall be retained for a period of not less than six (6) years from each transaction.

       3.4 The parties or their duly authorized independent auditors have the right under this Agreement to perform on-site audits of records pertaining to the Contracts and the Fund, at such frequencies as each shall determine, upon reasonable notice and during normal business hours. At the request of the other, each will make available to the other's auditors, and/or representatives of the appropriate regulatory agencies, all requested records, data, and access to operating procedures.

4.0    COST AND EXPENSES

       4.1 Except for costs and expenses for which indemnification is required pursuant to Section 7.19 or Section 7.20 or as otherwise agreed in writing by the parties in specific instances or, as set forth herein, the parties shall each pay their respective costs and expenses incurred by them in connection with this Agreement.

5.0    TERM OF AGREEMENT

       5.1 The term of this Agreement shall be indefinite unless terminated pursuant to Section 6 of this Agreement.

6.0    TERMINATION

       6.1    This Agreement will terminate:

              6.1.1 At the option of any party upon 90 day's prior written notice to the other parties. If a party notifies the other party that it intends to terminate, or is terminating, this Agreement, the affected party shall immediately file with the SEC such documents, if any, as are necessary to permit the offering of shares of the Portfolio to Contract Owners to be discontinued, subject to state insurance law requirements applicable to Contracts outstanding as of the date of termination; or

              6.1.2 Upon assignment of this Agreement unless the assignment is made with the written consent of the other party; or

              6.1.3 In the event of termination of this Agreement pursuant to this Section 6.0, the provisions of Sections 4.0 and 7.0 shall survive such termination.


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7.0    GENERAL PROVISIONS

       7.1 This Agreement is the complete and exclusive statement of the agreement between the parties as to the subject matter hereof, which supersedes all proposals or agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement. In particular, this Agreement supersedes the Shared Funding Agreement for Separate Account No. 2, dated November 7, 1990, as amended, among the parties hereto and The American Life Insurance Company of New York.

       7.2 This Agreement can only be modified by a written agreement of the parties hereto.

       7.3 If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

       7.4 This Agreement and the rights, duties and obligations of the parties hereto shall not be assignable by either party hereto without the prior written consent of the other.

       7.5 No waiver by either party of any default by the other in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other covenant, promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof.

       7.6 No liability shall result to any party, nor shall any party be deemed to be in default hereunder, as the result of delay in its performance or from its non-performance hereunder caused by circumstances beyond its control, including but limited to: act of God, act of war, riot, epidemic; fire; flood or other disaster; or act of government. Nevertheless, the party shall be required to be diligent in attempting to remove such cause or causes.

       7.7 Each of the parties will act as an independent contractor under the terms of this Agreement and neither is now, or in the future, an agent or a legal representative of the other for any purpose. Neither party has any right or authority to supervise or control the activities of the other party's employees in connection with the performance of this Agreement or to assign or create any application of any kind, express or implied, on behalf of the other party or to bind it in any way, to accept any service of process upon it or to receive any notice of any nature whatsoever on its behalf.

       7.8 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

       7.9 Nothing herein shall prevent either party from participating in any proceeding before any regulatory authority having jurisdiction over any matter relating to this Agreement, the Contracts, the Separate Accounts, the Portfolio or the Fund which may


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       affect the parties to it. The parties shall each give the other prompt notice of any such proceeding.

       7.10 In all matters relating to the preparation, review, prior approval and filing of documents, the parties shall cooperate in good faith. Neither party shall unreasonably withhold its consent with respect to the filing of any document with any federal or state regulatory authority having jurisdiction over the Contracts, the Separate Accounts, the Portfolio or the Fund.

       7.11 Captions contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.

       7.12 All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be sent by overnight delivery service, or by registered or certified mail, return receipt requested, to the addresses set forth below:

       If to Mutual:                        If to the Fund or Calvert:

       Patrick A. Burns                     William M. Tartikoff
       Senior Executive Vice President      Senior Vice President
         and General Counsel                  and General Counsel
       Mutual of America Life Insurance Co. Calvert Distributors, Inc.
       320 Park Avenue                      4550 Montgomery Avenue, Suite 1000 N
       New York, NY  10022                  Bethesda, MD  20814

       or to such other address as the parties may from time to time designate. Any notice of one party to the other party shall be deemed given as of the date of actual receipt.

       7.13 Each party hereto shall promptly notify the other in writing of any claims, demands or actions having any bearing on this Agreement.

       7.14 Each party agrees to perform its obligations hereunder in accordance with all applicable laws, rules and regulations now or hereafter in effect.

       7.15 If this Agreement is terminated for other than default, it is specifically agreed that neither party shall be entitled to compensation of any kind except as specifically set forth herein.

       7.16 In any litigation or arbitration between the parties, the prevailing party shall be entitled to reasonable outside attorneys' fees and all costs of proceedings incurred in enforcing this Agreement.

       7.17 This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.



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       7.18 Each party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement. Each party further acknowledges that it has read this Agreement, understands it, and agrees to be bound by it.

       7.19 Mutual shall indemnify and hold the Fund and Calvert and each of their respective directors, officers, employees and agents harmless from any liability or expense (including reasonable outside attorneys' fees) arising from any failure of Mutual or the Separate Accounts to fulfill their respective obligations under this Agreement.

       7.20 Calvert shall indemnify and hold Mutual and its directors, officers, employees and agents harmless from all liabilities or expenses (including reasonable outside attorneys' fees) arising from any failure to the Fund or Calvert to fulfill their respective obligations under this Agreement, and Calvert shall indemnify and hold such parties harmless from a failure of the Fund's investment adviser to manage the Fund in compliance with the diversification requirements of the Internal Revenue Code of 1986, as amended, or any regulations thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CALVERT DISTRIBUTORS, INC.                 MUTUAL OF AMERICA LIFE INSURANCE
                                            COMPANY



By:________________________________        By:________________________________
   William M. Tartikoff                       Manfred Altstadt
   Senior Vice President                      Senior Executive Vice President
   and General Counsel                          and Chief Financial Officer






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